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Exhibit 11

                FINGERHUT COMPANIES, INC. AND SUBSIDIARIES
                     Computation of Earnings Per Share
             (In thousands of dollars, except per share data)
                                 Unaudited



                              Thirteen Weeks Ended      Twenty-Six Week Ended
                              June 26,     June 27,     June 26,     June 27,
                                1998         1997         1998        1997
Basic

    Net earnings (a)         $   12,672   $    9,909   $   18,177     $12,470

    Weighted average shares
     of common stock
     outstanding (b)         46,798,983   46,036,759   46,591,119  46,101,842

    Basic earnings per share
     of common stock (a/b)   $      .27   $      .22   $      .39  $      .27

Diluted

    Net earnings (c)         $   12,672   $    9,909   $   18,177  $   12,470
    Weighted average shares
     of common stock
     outstanding             46,798,983   46,036,759   46,591,119  46,101,842
    Common stock
     equivalents              4,664,579    2,852,658    4,377,893   2,653,923

    Weighted average shares of
     common stock and common
     stock equivalents (d)   51,463,562   48,889,417   50,969,012  48,755,765
    Fully diluted earnings per
     share of common stock and
     common stock equivalents
     (c/d)                   $      .25   $      .20   $      .36   $     .26

Common stock equivalents for earnings per share are computed by the treasury stock method using the average market price.
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